Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE COMMON STOCK

TO MOVE TO OTC TRADING

DECEMBER 28, 2011 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that its common stock will be quoted on the OTCQB™ Marketplace (“OTCQB”) beginning Thursday, December 29, 2011. Trading on the NYSE and the Company’s trading symbol “FRZ” will be discontinued as of the close of the market on December 28, 2011. Effective Thursday, December 29, 2011, the Company’s stock will be quoted on the OTCQB under the symbol “RDDY”. The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the Securities and Exchange Commission (“SEC”).

The transition of the Company’s common stock to the OTCQB is not expected to change, affect or impact:

•                  The Company’s obligation to file periodic and other reports with the SEC under applicable federal securities laws; or

•                  Our shareholder’s ability to trade the Company’s common stock on the OTCQB.

About Reddy Ice

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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